Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value Calculation” in Part II, Item 5 of the Annual Report on Form 10-K for the period ended December 31, 2013 of Dividend Capital Diversified Property Fund Inc., being incorporated by reference in (i) the Registration Statement on Form S-3 (No. 333-162636) of Dividend Capital Diversified Property Fund Inc., and the related prospectus, and (ii) the Registration Statement on Form S-8 (No. 333-194237) of Dividend Capital Diversified Property Fund Inc. We also hereby consent to the same information and the reference to our firm under the caption “Experts” being included in a supplement to the prospectus related to the Registration Statement on Form S-11 (File No. 333-175989) of Dividend Capital Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

March 10, 2014